UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2007

MEDIA GENERAL, INC.

(Exact name of registrant as specified in its charter)

Commonwealth of Virginia	1-6383	54-0850433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 E. Franklin St., Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 649-6000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

Supplemental Profit Sharing Plan

On November 19, 2007, the Compensation Committee of the Board of Directors of Media General, Inc. adopted the Supplemental Profit Sharing Plan (the Plan) effective as of January 1, 2007. The Plan is non-qualified and is designed to receive funds from the Company’s contribution to the 401(k) Plan that cannot be allocated to the participant’s 401(k) Plan account because of Internal Revenue Code limitations. Employees with compensation that exceeds the government’s qualified contribution earnings limit ($225,000 in 2007) are eligible to participate in the Plan upon attainment of one year of service. Participants in the Company’s Executive Supplemental Retirement Plan are not eligible to participate in this Plan. Plan contributions are discretionary and will only be made when a profit sharing contribution is declared under the 401(k) Plan. Amounts credited to a participant’s account will be invested according to the investment choices made by the participant under the 401(k) Plan. A participant becomes vested in a Plan account after three years of service, or death, disability, or the attainment of age 65 if earlier. Upon termination, the participant (or beneficiary) will receive a lump sum cash distribution of all vested amounts, payable six months after the date of termination. Participants cannot receive any distributions (including loans) while actively employed.

409A Amendments

On November 19, 2007, the Compensation Committee of the Board of Directors approved amendments, generally effective January 1, 2008, to certain compensation plans in which the Company’s named executive officers participate. The amendments were adopted primarily to facilitate compliance with the requirements of the final and transition regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended. The plans were:

•	Supplemental 401(k) Plan

•	Executive Life Insurance Program

•	Deferred Compensation Plan

•	1985 Deferred Compensation Plan

•	ERISA Excess Benefits Plan

•	Executive Supplemental Retirement Plan

•	Executive Financial Planning and Income Tax Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA GENERAL, INC.
(Registrant)

Date November 21, 2007	/s/ John A. Schauss
John A. Schauss
Vice President - Finance and Chief Financial Officer